Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES SECOND QUARTER PRELIMINARY UNAUDITED
NET SALES RESULTS

BOHEMIA, N.Y. — April 5, 2007 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the fiscal second quarter and six months ended March 31, 2007 by segment:

NET SALES

(Preliminary and Unaudited)

FOR THE FISCAL SECOND QUARTER ENDED MARCH 31

($ In Millions)

	2007	2006	% Change

Wholesale / US Nutrition	$244	$216	13%

North American Retail / Vitamin World	$56	$62	-10%

European Retail / Holland & Barrett / GNC (UK)	$160	$143	12%

Direct Response / Puritan’s Pride	$48	$61	—21%

Total	$507	$482	5%

European Retail net sales in local currency were unchanged from the prior like period.  Vitamin World same store sales decreased 3% for the fiscal second quarter ended March 31, 2007.

NET SALES

(Preliminary and Unaudited)

FOR THE SIX MONTHS ENDED MARCH 31

($ In Millions)

	2007	2006	% Change

Wholesale / US Nutrition	$491	$440	11%

North American Retail / Vitamin World	$111	$120	-8%

European Retail / Holland & Barrett / GNC (UK)	$312	$283	11%

Direct Response / Puritan’s Pride	$100	$94	6%

Total	$1,014	$937	8%

European Retail net sales in local currency were unchanged from the prior like period.  Vitamin World same store sales decreased 1% for the six months ended March 31, 2007.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.